UNITED STATES
SECURITES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  11/01/2004

INSIGHTFUL CORP
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  -

DE	04-2842217
(State or Other Jurisdiction Of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1700 Westlake Ave N Suite 500
Seattle, WA 98109
(Address of Principal Executive Offices, Including Zip Code)

2068022365
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

On October 27, 2004, Insightful Corporation (the "Company") entered into an employment agreement regarding termination (the "Severance Agreement") with Jeffrey E. Coombs, the Company's Chief Executive Officer. The Severance Agreement, which is effective as of April 29, 2004, supercedes a May 5, 2003 Change In Control Agreement with Mr. Coombs. The Severance Agreement provides that, in the event Mr. Coombs is terminated without cause, the Company will pay Mr. Coombs severance equal to 18 months' salary based on the rate in effect as of the date of termination and Mr. Coombs will have 9 months from the date of termination to exercise any unexpired stock options that were vested and exercisable as of the date of termination.

In addition, the Severance Agreement provides that, upon a change in control, the Company will accelerate the vesting of 50% of Mr. Coombs' unvested and unexpired stock options. The Severance Agreement also provides for severance pay and acceleration of stock options in the event Mr. Coombs is terminated without cause 3 months prior to, or within the 12 months following, a change in control. In such event, the Company will pay severance equal to 18 months of salary based on the rate in effect as of the date of termination, the Company will accelerate the vesting of all of Mr. Coombs' unvested and unexpired stock options and Mr. Coombs will have 9 months from the date of termination to exercise any unexpired stock options that were vested and exercisable as of the date of termination.

On October 27, 2004, in connection with the Severance Agreement, the Company also executed an offer letter (the "Offer Letter") to Mr. Coombs. The Offer Letter provides for base annual compensation of $225,000 plus additional annual cash incentives of up to $120,000, minimum annual compensation increase of 5%, local living expense allowance of $2,300 per month through April 2005, and reimbursement for actual relocation expenses incurred by Coombs if he moves to Seattle by December 31, 2005.

Item 1.02.    Termination of a Material Definitive Agreement

On October 27, 2004, the Company terminated a May 5, 2003 employment agreement between the Company and Jeffrey E. Coombs (the "Prior Employment Agreement"), who, until April 29, 2004, held the position of Senior Vice President and General Manager. Since April 29, 2004, Mr. Coombs has held the position of Chief Executive Officer of the Company. The termination of the Prior Employment Agreement was in connection with our entering into the Severance Agreement with Mr. Coombs regarding his appointment as Chief Executive Officer. By reference to a May 1, 2003 offer letter to Mr. Coombs, the Prior Employment Agreement provided for base annual compensation of $185,000 plus additional cash incentives of up to $100,000. Mr. Coombs' Prior Employment Agreement also provided that, in the event he was terminated without cause, the Company would pay Mr. Coombs severance equal to 9 months' salary and bonus based on the rate in effect as of the date of termination, and the Company would accelerate the vesting of his stock options that would have vested during the nine months following his termination.

On October 27, 2004, we also terminated a May 5, 2003 Change-In-Control agreement with Mr. Coombs (the "Prior Change-In-Control Agreement") that provided for severance pay and acceleration of stock options in the event he was terminated or constructively terminated pursuant to a change in control. The termination of the Prior Change-In-Control Agreement was in connection with our entering into the Severance Agreement with Mr. Coombs. The Prior Change-In-Control Agreement provided that, in the event that Mr. Coombs was terminated without cause within six months of a change in control, the Company would pay severance equal to six months' salary based on the rate in effect as of the date of termination, and the Company would allow continued vesting of stock options that would have vested during the six months following the termination of Mr. Coombs' employment with the Company.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

INSIGHTFUL CORP

Date: November 01, 2004.	By:	/s/ Kenneth J. Moyle, Jr.
Kenneth J. Moyle, Jr.
General Counsel & Secretary

Exhibit Index

Exhibit No.	Description
EX-99.1	Employment Agreement with Jeffrey E. Coombs
EX-99.2	Offer Letter to Jeffrey E. Coombs